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Exhibit (a)(1)(F)

Supplement
to
Offer to Purchase
dated November 4, 2004
by
United Online, Inc.

To Decrease the Number of Shares Subject to the Tender Offer to
14,285,714 Shares of Its Common Stock
(including the associated Preferred Stock Purchase Rights)

          THE TENDER OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS HAVE BEEN EXTENDED AND NOW WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, DECEMBER 8, 2004, UNLESS THE TENDER OFFER IS FURTHER EXTENDED.

        On November 4, 2004, United Online, Inc., a Delaware corporation ("United Online" or the "Company"), commenced its offer to purchase for cash up to 16,666,666 shares of its common stock, $0.0001 par value per share, including the associated preferred stock purchase rights issued under the Rights Agreement, by and between United Online and U.S. Stock Transfer Corporation, as Rights Agent, dated as of November 15, 2001, as amended (the "shares"), upon the terms and subject to the conditions described in the Offer to Purchase (the "Original Offer to Purchase") and in the related Letter of Transmittal (the "Original Letter of Transmittal"). The tender offer was scheduled to expire at 12:00 midnight, New York City time, on Friday, December 3, 2004. The tender offer has been extended and now will expire at 12:00 midnight, New York City time, on Wednesday, December 8, 2004.

        United Online, by this supplement (the "Supplement," together with the Original Offer to Purchase, the "Offer to Purchase"), amends the Original Offer to Purchase. The Original Offer to Purchase, this Supplement and the related amended Letter of Transmittal (the "Amended Letter of Transmittal"), as each may be further amended or supplemented from time to time, constitute the tender offer. We have decreased the number of shares we are offering to purchase pursuant to the tender offer to 14,285,714 shares, representing the maximum number of shares that could have been purchased by United Online at the maximum price under the original tender offer. The offer price remains not greater than $10.50 per share nor less than $9.00 per share. We reserve the right, in our sole discretion, to purchase more than 14,285,714 shares in the tender offer subject to applicable law. See Section 1 of the Offer to Purchase.

        Upon the terms and subject to the conditions of the tender offer, we will determine a single per share price, not greater than $10.50 nor less than $9.00, that we will pay for shares properly tendered and not properly withdrawn from the tender offer, taking into account the total number of shares tendered and the prices specified by tendering stockholders. We will select the lowest purchase price that will allow us to purchase up to 14,285,714 shares or, if a lesser number of shares are properly tendered, all shares that are properly tendered and not properly withdrawn, at prices not greater than $10.50 nor less than $9.00 per share. All shares acquired in the tender offer will be acquired at the same purchase price. Only shares properly tendered at prices at or below the purchase price selected by us, and not properly withdrawn, will be purchased. However, because of the "odd lot" priority, proration and conditional tender provisions described in the Offer to Purchase, all of the shares tendered at or below the purchase price may not be purchased if more than 14,285,714 shares are properly tendered. Shares not purchased in the tender offer will be returned to the tendering stockholders at our expense promptly after the expiration of the tender offer.

        If you have questions or need assistance, you should contact Deutsche Bank Securities Inc., the Dealer Manager for the offer, at its address and telephone number set forth on the back cover of this Supplement. If you require additional copies of this Supplement, the Original Offer to Purchase, the Amended Letter of Transmittal, the Amended Notice of Guaranteed Delivery or other related materials, you should contact Deutsche Bank Securities Inc.

The Dealer Manager for the Tender Offer is:

Deutsche Bank Securities Inc.

November 24, 2004

IMPORTANT

        If you want to tender all or part of your shares, you should follow carefully the instructions described in Section 3 of the Offer to Purchase before the tender offer expires.

THE FOLLOWING STOCKHOLDERS DO NOT HAVE TO TAKE ANY ACTION IN RESPONSE TO THIS SUPPLEMENT:

  •
  stockholders who have already tendered shares under the Original Offer to Purchase by returning a properly completed and duly executed Original Letter of Transmittal and any other documents required thereby and who do not wish to change the directions contained in the Original Letter of Transmittal; and

  •
  stockholders who have already tendered shares under the Original Offer to Purchase by returning a properly completed green instruction form provided to them by their brokers, dealers, commercial banks and other nominees and who do not wish to change the directions contained in such green instruction form.

        If you want to tender all or part of your shares and you do not meet one of the limited exceptions stated above, you must do one of the following before the tender offer expires:

  •
  If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that the nominee tender your shares for you;

  •
  If you hold certificates registered in your own name, complete and sign an Amended Letter of Transmittal according to its Instructions, and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Amended Letter of Transmittal, to U.S. Stock Transfer Corporation, the Depositary for the tender offer; or

  •
  If you are an institution participating in The Depository Trust Company, which we call the "Book-Entry Transfer Facility" in the Offer to Purchase, tender your shares according to the procedure for book-entry transfer described in Section 3 of the Offer to Purchase;

        If you want to tender your shares but:

  •
  your certificates for your shares are not immediately available or cannot be delivered to the Depositary by the expiration of the tender offer, or

  •
  you cannot comply with the procedure for book-entry transfer by the expiration of the tender offer, or

  •
  your other required documents cannot be delivered to the Depositary by the expiration of the tender offer,

you can still tender your shares if you comply with the guaranteed delivery procedure described in Section 3 of the Offer to Purchase.

        UNLESS YOU MEET ONE OF THE LIMITED EXCEPTIONS STATED ABOVE, TO TENDER SHARES PROPERLY, YOU MUST PROPERLY COMPLETE AND DULY EXECUTE THE AMENDED LETTER OF TRANSMITTAL, INCLUDING THE SECTION RELATING TO THE PRICE AT WHICH YOU ARE TENDERING YOUR SHARES.

        If you wish to maximize the chance that we will purchase your shares, you should check the box in the section entitled "Shares Tendered At Price Determined Under The Tender Offer" in the section captioned "Price (In Dollars) Per Share At Which Shares Are Being Tendered" in the Amended Letter of Transmittal or, if applicable, the Amended Notice of Guaranteed

i

Delivery. You should understand that this election may have the effect of lowering the purchase price and could result in your shares being purchased at the minimum price of $9.00 per share or lower if we amend the purchase price and you do not withdraw previously tendered shares.

        Our shares are traded on The Nasdaq National Market under the symbol "UNTD." We publicly announced the tender offer on November 3, 2004, before the opening of trading on The Nasdaq National Market on that date. On November 2, 2004, the last trading day prior to the announcement of the tender offer, the reported closing price of the shares on The Nasdaq National Market was $9.28 per share. On November 3, 2004, the last trading day prior to the commencement of the tender offer, the reported closing price of the shares on The Nasdaq National Market was $10.24 per share. On November 23, 2004, the last trading day prior to the announcement of the extension of the tender offer, the reported closing price of the shares on The Nasdaq National Market was $10.75 per share, which is higher than the maximum price in the tender offer.

        The maximum price of $10.50 at which we will purchase shares in the tender offer is below the highest price at which shares have traded during our current fiscal quarter ($11.35) and is significantly below the highest price at which shares have traded during our current fiscal year ($20.97). The minimum price of $9.00 per share at which we will purchase shares in the tender offer is below the lowest price at which shares have traded during our current fiscal quarter ($9.10). See Section 8 of the Offer to Purchase. Stockholders are urged to obtain current market quotations for the shares before deciding whether and at what purchase price or purchase prices to tender their shares.

        THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. HOWEVER, THE TENDER OFFER IS SUBJECT TO OTHER CONDITIONS, INCLUDING UNITED ONLINE OBTAINING FINANCING. SEE SECTION 7 AND SECTION 9 OF THE OFFER TO PURCHASE. The condition to closing of the tender offer relating to the Classmates Online acquisition (as discussed below) has been satisfied.

        We are not making the tender offer to, and will not accept any tendered shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the tender offer to stockholders in any such jurisdiction. In any jurisdiction the securities or blue sky laws of which require the tender offer to be made by a licensed broker or dealer, the tender offer is being made on our behalf by the Dealer Manager or one or more registered brokers or dealers, which are licensed under the laws of such jurisdiction.

        Neither we nor any member of our Board of Directors nor the Dealer Manager has authorized any person to make any recommendation on our or their behalf as to whether you should tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares in the tender offer. You should rely only on the information contained in this Supplement, the Original Offer to Purchase and the Amended Letter of Transmittal or to which we have referred you. We have not authorized any person to give any information or to make any representation in connection with the tender offer other than those contained in this Supplement and the Original Offer to Purchase or in the related Amended Letter of Transmittal. If anyone makes any recommendation or representation to you or gives you any information in connection with the tender offer, you must not rely on that recommendation, representation or information as having been authorized by us, any member of our Board of Directors, or the Dealer Manager.

        Except as otherwise set forth in this Supplement or the Amended Letter of Transmittal, the terms and conditions set forth in the Original Offer to Purchase remain applicable in all respects to the tender offer. To the extent that any information or amendment contained in this Supplement is inconsistent with the information in the Original Offer to Purchase, the information and amendments in this Supplement will control.

        The following amendments and supplements to the information in the Original Offer to Purchase correspond to the sections and headings in the Original Offer to Purchase. Stockholders should read the Original Offer to Purchase and the Amended Letter of Transmittal in conjunction with this Supplement in considering whether to tender their shares. Capitalized terms used in this Supplement but not otherwise defined have the meanings assigned to them in the Original Offer to Purchase.

        The tender offer is hereby amended and supplemented as follows:

        All references to United Online's offer to purchase up to 16,666,666 shares in the Original Offer to Purchase or the related tender offer documents shall now be to United Online's offer to purchase up to 14,285,714 shares.

        All references to the Expiration Date in the Original Offer to Purchase or the related tender offer documents shall now be to 12:00 midnight, New York City time, on Wednesday, December 8, 2004 (the "Expiration Date") unless the tender offer is subsequently further extended or earlier terminated in accordance with its terms.

        All references to United Online purchasing up to $150 million worth of shares, or the aggregate purchase price of $150 million, or similar and/or related references are hereby deleted.

        All references to the shares United Online is offering to purchase representing approximately 27% of United Online's shares outstanding on October 29, 2004 shall now be to approximately 23.4% of United Online's shares outstanding on November 19, 2004.

        All references to the Letter of Transmittal shall now be to the Amended Letter of Transmittal.

        All references to the tender offer condition relating to the completion of the Classmates acquisition shall be read in conjunction with the following: the condition with respect to the Classmates acquisition has been satisfied.

        All references to the Notice of Guaranteed Delivery shall now be to the Amended Notice of Guaranteed Delivery.

SUMMARY

        We are providing this summary for your convenience. It highlights certain material information in this Supplement and the Original Offer to Purchase, but you should realize that it does not describe all of the details of the tender offer to the same extent described in this Supplement and the Original Offer to Purchase. We urge you to read carefully this entire Supplement, the Original Offer to Purchase and the Amended Letter of Transmittal because they contain the details of the tender offer. We have included references to the sections of the Offer to Purchase or the Original Offer to Purchase, as appropriate, where you will find a more complete discussion.

How many shares will we purchase in the tender offer?

        We will purchase up to 14,285,714 shares in the tender offer (representing approximately 23.4% of our outstanding common stock on November 19, 2004) or such lesser number of shares as are properly tendered. If more than 14,285,714 shares are tendered, we will purchase all shares tendered at or below the purchase price on a pro rata basis, except for "odd lots" (lots held by beneficial or record owners of less than 100 shares), which we will purchase on a priority basis. We reserve the right, in our sole discretion, to purchase more than 14,285,714 shares in the tender offer subject to applicable law. See Section 1 of the Offer to Purchase. Each share is coupled with an associated preferred stock purchase right that we will reacquire with the shares we purchase. No additional consideration will be paid for the preferred stock purchase rights. See Section 1 of the Offer to Purchase. The tender offer is not conditioned on any minimum number of shares being tendered. However, the tender offer is subject to other conditions, including United Online obtaining financing. See Section 7 and Section 9 of the Offer to Purchase.

What will the purchase price for the shares be and what will be the form of payment?

        We are conducting the tender offer through a procedure commonly called a modified "Dutch Auction." This procedure allows you to select the price within a price range specified by us at which you are willing to sell your shares. The price range for the tender offer is $9.00 to $10.50 per share. We will select the lowest purchase price that would allow us to buy 14,285,714 shares (or if fewer shares are properly tendered, all shares that are properly tendered and not properly withdrawn). We will purchase all shares at the same purchase price, even if you have selected a lower purchase price, but we will not purchase any shares above the purchase price selected by us. If you wish to maximize the chance that we will purchase your shares, you should check the box in the section entitled "Shares Tendered At Price Determined Under The Tender Offer" in the Amended Letter of Transmittal indicating that you will accept the purchase price selected by us. You should understand that this election may have the effect of lowering the purchase price and could result in your shares being purchased at the minimum price of $9.00 per share or lower if we amend the purchase price and you do not withdraw previously tendered shares. If we purchase your shares in the tender offer, we will pay you the purchase price in cash, without interest, promptly after the expiration of the tender offer. Under no circumstances will we pay interest on the purchase price, even if there is a delay in making payment. See the Introduction and Section 1 of the Offer to Purchase.

How will we pay for the shares?

        Assuming we purchase 14,285,714 shares pursuant to the tender offer for the maximum purchase price of $10.50 per share, we expect approximately $154 million will be required to purchase such shares and to pay fees and expenses related to the tender offer. See Section 9 and Section 10 of the Offer to Purchase. We intend to obtain approximately $150 million of the approximately $154 million of funds required to purchase shares pursuant to the tender offer and to pay related fees and expenses through a term loan facility, which we are currently negotiating. If the funds required to purchase shares pursuant to the tender offer and pay related fees and expenses do not exceed $20 million, then we intend to fund the tender offer solely with excess cash on hand and will not enter into the term loan facility. We do not currently have alternative financing plans. See Section 9 of the Offer to Purchase.

Can the tender offer be extended, amended or terminated, and under what circumstances?

        We can extend or amend the tender offer in our sole discretion. If we extend the tender offer, we will delay the acceptance of any shares that have been tendered. See Section 14 of the Original Offer to Purchase. We can terminate the tender offer under certain circumstances. See Section 7 and Section 9 of the Offer to Purchase.

How will I be notified if you extend the tender offer or amend the terms of the tender offer?

        If we extend the tender offer we will issue a press release no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration date of the tender offer. We will announce any amendment to the tender offer by making a public announcement of the amendment. See Section 14 of the Original Offer to Purchase.

Are there any conditions to the tender offer?

        Yes. Our obligation to accept for payment and pay for your tendered shares depends upon a number of conditions that must be satisfied or waived prior to the expiration of the tender offer, including:

  •
  We have obtained, or will be able on or prior to the expiration date to obtain financing on terms and conditions reasonably satisfactory to us, which will be sufficient to purchase the shares pursuant to the tender offer and to pay the related fees and expenses;

  •
  No legal action shall have been threatened or taken that might adversely affect the tender offer or United Online or any of its subsidiaries;

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  No one shall have proposed, announced or made a tender or exchange offer (other than the tender offer), merger, business combination or other similar transaction involving us;

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  No decline in the market price of the shares, the Dow Jones Industrial Average, the Nasdaq National Market Composite Index, the New York Stock Exchange or the Standard & Poor's Index of 500 Industrial Companies by a material amount (including, without limitation, an amount greater than 10%) from the close of trading on November 2, 2004 shall have occurred;

  •
  No commencement or escalation of a war, armed hostilities or other international or national calamity involving the United States, including, but not limited to an act of terrorism, or in the case of any of the foregoing existing as of November 24, 2004, a material acceleration, escalation or worsening thereof (in this regard, United Online will take into account statements and assessments made by national news organizations and by governmental agencies and authorities);

  •
  No one (including certain groups) shall have acquired, or proposed to acquire, beneficial ownership of more than 5% of our outstanding common stock (other than as publicly disclosed in a filing with the Securities and Exchange Commission (the "SEC"). In addition, no new group shall have been formed that beneficially owns more than 5% of our outstanding common stock. Also, no entity, group or person who has filed a

    Schedule 13D or Schedule 13G with the SEC before November 4, 2004 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares. Finally, no one shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our assets or securities; and

  •
  No material adverse change in our business, condition (financial or otherwise), assets, income, operations or prospects, shall have occurred or been threatened during the tender offer.

        Please refer to Section 7 of the Offer to Purchase for more detailed terms of the conditions.

How do I tender my shares?

        If you want to tender all or part of your shares and you do not meet one of the limited exceptions stated below, you should follow carefully the instructions described in Section 3 of the Offer to Purchase before the tender offer expires.

        THE FOLLOWING STOCKHOLDERS DO NOT HAVE TO TAKE ANY ACTION IN RESPONSE TO THIS SUPPLEMENT:

  •
  stockholders who have already tendered shares under the Original Offer to Purchase by returning a properly completed and duly executed Original Letter of Transmittal and any other documents required thereby and who do not wish to change the directions contained in the Original Letter of Transmittal; and

  •
  stockholders who have already tendered shares under the Original Offer to Purchase by returning a properly completed green instruction form provided to them by their brokers, dealers, commercial banks and other nominees and who do not wish to change the directions contained in such green instruction form.

        If you want to tender all or part of your shares and you do not meet one of the limited exceptions stated above, you must do one of the following before the tender offer expires:

  •
  If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that the nominee tender your shares for you;

  •
  If you hold certificates registered in your own name, complete and sign an Amended Letter of Transmittal according to its Instructions, and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Amended Letter of Transmittal, to U.S. Stock Transfer Corporation, the Depositary for the tender offer; or

  •
  If you are an institution participating in the Book-Entry Transfer Facility, tender your shares according to the procedure for book-entry transfer described in Section 3 of the Offer to Purchase.

        If you want to tender your shares but:

  •
  your certificates for your shares are not immediately available or cannot be delivered to the Depositary by the expiration of the tender offer, or

  •
  you cannot comply with the procedure for book-entry transfer by the expiration of the tender offer, or

  •
  your other required documents cannot be delivered to the Depositary by the expiration of the tender offer,

you can still tender your shares if you comply with the guaranteed delivery procedure described in Section 3 of the Offer to Purchase.

        If you wish to maximize the chance that we will purchase your shares, you should check the box in the section entitled "Shares Tendered At Price Determined Under The Tender Offer" in the Amended Letter of Transmittal. You should understand that this election may have the effect of lowering the purchase price and could result in your shares being purchased at the minimum price of $9.00 per share or lower if we amend the purchase price and you do not withdraw previously tendered shares.

        You may contact the Dealer Manager or your broker, bank or other nominee for assistance. The contact information for the Dealer Manager is set forth on the back cover of this Supplement. See Section 3 of the Offer to Purchase and the Instructions to the Amended Letter of Transmittal.

If my tender of shares under the Original Offer to Purchase is still effective, may I withdraw my tendered shares?

        Yes. You may withdraw any shares you have tendered at any time before the expiration of the tender offer, which will occur at 12:00 midnight, New York City time, on Wednesday, December 8, 2004, unless we extend the tender offer, in which case you may withdraw your shares until the expiration of the tender offer, as extended. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares at any time after 12:00 midnight, New York City time, on January 4, 2005. See Section 4 of the Offer to Purchase.

May I withdraw shares that I tender under this Supplement?

        Yes. You may withdraw any shares you have tendered at any time before the expiration of the tender offer, as described in the answer to the immediately preceding question.

How do I withdraw shares I previously tendered?

        You must deliver on a timely basis a written notice of your withdrawal to the Depositary at one of the addresses appearing on the back cover of this Supplement. Your notice of withdrawal must specify your name, the number of shares to be withdrawn, the price or prices at which the shares being withdrawn were tendered (if less than all tendered shares are being withdrawn) and the name of the registered holder of the shares. Some additional requirements apply if the certificates for shares to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3 of the Offer to Purchase.

What is the recent market price of my shares?

        We publicly announced the tender offer on November 3, 2004, before the opening of trading on The Nasdaq National Market on that date. On November 2, 2004, the last trading day prior to the announcement of the tender offer, the reported closing price of the shares on The Nasdaq National Market was $9.28 per share. On November 3, 2004, the last trading day prior to the commencement of the tender offer, the reported closing price of the shares on The Nasdaq National Market was $10.24 per share. On November 23, 2004, the last trading day prior to the announcement of the extension of the tender offer, the reported closing price of the shares on The Nasdaq National Market was $10.75 per share, which is higher than the maximum price in the tender offer.

        The maximum price of $10.50 at which we will purchase shares in the tender offer is below the highest price at which shares have traded during our current fiscal quarter ($11.35) and is significantly below the highest price at which shares have traded during our current fiscal year ($20.97). The minimum price of $9.00 per share at which we will purchase shares in the tender offer is below the lowest price at which shares have traded during our current fiscal quarter ($9.10). See Section 8 of the Offer to Purchase. Stockholders are urged to obtain current market quotations for the shares before deciding whether and at what purchase price or purchase prices to tender their shares.

Who is the contact for questions about the tender offer?

        The Dealer Manager can help answer your questions. The Dealer Manager is Deutsche Bank Securities Inc. and the contact information for the Dealer Manager is set forth on the back cover of this Supplement.

INTRODUCTION

To the Holders of Common Stock of United Online, Inc.:

        United Online has amended its offer to its stockholders to tender shares of its common stock, $0.0001 par value per share, for purchase by United Online at a price not greater than $10.50 nor less than $9.00 per share. United Online is now offering to purchase up to 14,285,714 shares. The tender offer, proration period and related withdrawal rights were originally scheduled to expire at 12:00 midnight, New York City time, on Friday, December 3, 2004. However, the Company has extended the tender offer, and the tender offer, proration period and withdrawal rights will now expire at 12:00 midnight, New York City time, on Wednesday, December 8, 2004, unless further extended.

        This Supplement should be read in conjunction with the Original Offer to Purchase. Except as set forth herein, all of the terms and conditions of the offer set forth in the Original Offer to Purchase shall continue to be applicable.

        THE FOLLOWING STOCKHOLDERS DO NOT HAVE TO TAKE ANY ACTION IN RESPONSE TO THIS SUPPLEMENT:

  •
  stockholders who have already tendered shares under the Original Offer to Purchase by returning a properly completed and duly executed Original Letter of Transmittal and any other documents required thereby and who do not wish to change the directions contained in the Original Letter of Transmittal; and

  •
  stockholders who have already tendered shares under the Original Offer to Purchase by returning a properly completed green instruction form provided to them by their brokers, dealers, commercial banks and other nominees and who do not wish to change the directions contained in such green instruction form.

        THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. HOWEVER, THE TENDER OFFER IS SUBJECT TO OTHER CONDITIONS, INCLUDING UNITED ONLINE OBTAINING FINANCING. SEE SECTION 7 AND SECTION 9 OF THE OFFER TO PURCHASE. The condition to closing of the tender offer relating to the Classmates Online acquisition has been satisfied.

        As of November 19, 2004, we had 61,029,191 issued and outstanding shares of common stock. As of that date, there were an aggregate of 14,863,645 shares of common stock available for issuance under our stock incentive plans (including 13,467,647 shares subject to currently outstanding options) and 1,788,365 shares available for issuance under our ESPP (as defined below). The 14,285,714 shares that we are offering to purchase pursuant to the tender offer represent approximately 23.4% of our shares outstanding on November 19, 2004. Our shares are traded on The Nasdaq National Market under the symbol "UNTD." We publicly announced the tender offer on November 3, 2004, before the opening of trading on The Nasdaq National Market on that date. On November 2, 2004, the last trading day prior to the announcement of the tender offer, the reported closing price of the shares on The Nasdaq National Market was $9.28 per share. On November 3, 2004, the last trading day prior to the commencement of the tender offer, the reported closing price of the shares on The Nasdaq National Market was $10.24 per share. On November 23, 2004, the last trading day prior to the announcement of the extension of the tender offer, the reported closing price of the shares on The Nasdaq National Market was $10.75 per share, which is higher than the maximum price in the tender offer.

        The maximum price of $10.50 at which we will purchase shares in the tender offer is below the highest price at which shares have traded during our current fiscal quarter ($11.35)

and is significantly below the highest price at which shares have traded during our current fiscal year ($20.97). The minimum price of $9.00 per share at which we will purchase shares in the tender offer is below the lowest price at which shares have traded during our current fiscal quarter ($9.10). See Section 8 of the Offer to Purchase. Stockholders are urged to obtain current market quotations for the shares before deciding whether and at what purchase price or purchase prices to tender their shares.

THE TENDER OFFER

1.     Number of Shares; Proration. (beginning on page 13 of the Original Offer to Purchase)

        Section 1 of the Original Offer to Purchase is hereby amended by deleting the second full paragraph under the heading "Odd Lots" on page 15 of the Original Offer to Purchase.

2.     Purpose of the Tender Offer; Certain Effects of the Tender Offer. (beginning on page 16 of the Original Offer to Purchase)

        Section 2 of the Original Offer to Purchase is hereby amended by replacing the paragraph headed "Certain Effects of the Tender Offer" on page 17 of the Original Offer to Purchase in its entirety with the following:

        Certain Effects of the Tender Offer.    Stockholders who do not tender their shares pursuant to the tender offer and stockholders who otherwise retain an equity interest in United Online as a result of a partial tender of shares, proration or conditional tender for which the condition is not satisfied will continue to be owners of United Online and will realize a proportionate increase in their relative equity interest in United Online and thus in United Online's future results of operations, and will bear the attendant risks and rewards associated with owning the equity securities of United Online, including risks from United Online's purchase of shares and the incurrence of debt to finance the purchase. Based on current operations, the Board of Directors believes that, even after the costs associated with the Classmates Online acquisition, the incurrence of indebtedness to finance the purchase of shares pursuant to the tender officer is a prudent use of our financial resources. On November 17, 2004, the Company completed the acquisition of Classmates Online, Inc. for approximately $100 million, net of cash acquired. United Online used cash on hand to fund the Classmates Online acquisition in order to consummate the transaction as promptly as practicable. United Online intends to use principally funds from a new term loan facility to purchase shares pursuant to the tender offer and to pay related fees and expenses. See Section 9 of the Offer to Purchase. In addition, United Online believes that by entering into the term loan facility and establishing a credit rating for this borrowing, it will enhance United Online's ability to access the credit markets in the future if it determines to do so. United Online believes the tender offer, if completed, will be accretive to earnings per share, at least in the near term, due to the decreased number of shares outstanding. See Section 10 of the Offer to Purchase.

3.     Procedures for Tendering Shares. (beginning on page 19 of the Original Offer to Purchase)

        Section 3 of the Original Offer to Purchase is hereby amended and supplemented by adding immediately after the heading "3. Procedures for Tendering Shares" the following:

        THE FOLLOWING STOCKHOLDERS DO NOT HAVE TO TAKE ANY ACTION IN RESPONSE TO THIS SUPPLEMENT:

  •
  stockholders who have already tendered shares under the Original Offer to Purchase by returning a properly completed and duly executed Original Letter of Transmittal and any other documents required thereby and who do not wish to change the directions contained in the Original Letter of Transmittal; and

  •
  stockholders who have already tendered shares under the Original Offer to Purchase by returning a properly completed green instruction form provided to them by their brokers, dealers, commercial banks and other nominees and who do not wish to change the directions contained in such green instruction form.

If you want to tender all or part of your shares and you do not meet one of the limited exceptions stated above, you must carefully follow the instructions set forth in this Section 3 before the tender offer expires.

4.     Withdrawal Rights. (beginning on page 23 of the Original Offer to Purchase)

        Section 4 of the Original Offer to Purchase is hereby amended by replacing the first bullet point in the second paragraph in its entirety with the following:

  •
  be in written form, specifying the name of the tendering stockholder, the number of shares to be withdrawn, the price or prices at which the shares being withdrawn were tendered (if less than all tendered shares are being withdrawn), and the name of the registered holder of the shares, and

5.     Conditions of the Tender Offer. (beginning on page 26 of the Original Offer to Purchase)

        Section 7 of the Original Offer to Purchase is hereby amended by replacing such section in its entirety with the following (except for the section heading):

        Notwithstanding any other provision of the tender offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the tender offer or may postpone the acceptance for payment of or the payment for shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if at any time on or after the commencement of the tender offer and before the expiration of the tender offer any of the following conditions have not been satisfied, or any of the following events have occurred (or have been determined by us to have occurred), as the case may be, that, in our reasonable judgment and regardless of the circumstances giving rise to the condition not having been satisfied, event or events, makes it inadvisable to proceed with the tender offer or with acceptance for payment:

  •
  if we are or will be unable on or prior to the expiration date to obtain financing on terms and conditions reasonably satisfactory to us, which will be sufficient to purchase the shares pursuant to the tender offer and to pay the related fees and expenses;

  •
  if the Classmates Online acquisition has not been consummated (this condition has been satisfied);

  •
  there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly:

  •
  challenges the making of the tender offer, the acquisition of some or all of the shares under the tender offer or otherwise relates in any manner to the tender offer, or

  •
  in United Online's reasonable judgment, could materially and adversely affect the business, condition (financial or other), assets, income, operations or prospects of United Online or any of its subsidiaries, or otherwise materially impair in any way the contemplated future conduct of the business of United Online or any of its subsidiaries or materially impair the contemplated benefits of the tender offer to United Online;

  •
  there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the tender offer or United Online or any of its subsidiaries, by any court or any authority, agency or tribunal that, in United Online's reasonable judgment, would or might, directly or indirectly:

    •
    make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit completion of the tender offer,

    •
    delay or restrict the ability of United Online, or render United Online unable, to accept for payment or pay for some or all of the shares, or

    •
    materially and adversely affect the business, condition (financial or other), income, operations or prospects of United Online and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of United Online or any of its subsidiaries;

  •
  there shall have occurred:

  •
  any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States,

  •
  the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States,

  •
  the commencement or escalation of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories, including but not limited to an act of terrorism, or in the case of any of the foregoing existing as of November 24, 2004, a material acceleration, escalation or worsening thereof (in this regard, United Online will take into account statements and assessments made by national news organizations and by governmental agencies and authorities),

  •
  any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event, or any disruption or adverse change in the financial or capital markets generally or the market for loan syndications in particular, that, in United Online's reasonable judgment, might affect the extension of credit by banks or other lending institutions in the United States,

  •
  any change in the general political, market, economic or financial conditions in the United States or abroad that could, in the reasonable judgment of United Online, have a material adverse effect on the business, condition (financial or other), assets, income, operations or prospects of United Online and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of United Online or any of its subsidiaries, the trading in the shares, or on the proposed financing of the offer,

  •
  in the case of any of the foregoing existing at the time of the commencement of the tender offer, a material acceleration or worsening thereof,

  •
  any decline in the market price of the shares, the Dow Jones Industrial Average, the Standard and Poor's Index of 500 Industrial Companies, the New York Stock Exchange or the Nasdaq National Market Composite Index by a material amount (including, without limitation, an amount greater than 10%) from the close of trading on November 2, 2004, or

  •
  a tender offer or exchange offer for any or all of the shares (other than this tender offer), or any merger, business combination or other similar transaction with or involving United Online or any of its subsidiaries or affiliates (other than as described in the Offer to Purchase), shall have been proposed, announced or made by any person;

  •
  any of the following shall have occurred:

  •
  any "group" (as that term is used in Section 13(d)(3) of the Exchange Act) shall have been formed that shall own or have acquired or proposed to acquire, or any entity or individual shall have acquired or proposed to acquire, beneficial ownership of more than 5% of the outstanding shares,

  •
  any entity, group or person who has filed a Schedule 13D or Schedule 13G with the Securities and Exchange Commission before November 3, 2004 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares, or

  •
  any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire United Online or any of its subsidiaries or any of their respective assets or securities;

  •
  any change or combination of changes shall have occurred or been threatened in the business, condition (financial or otherwise), assets, income, operations, or prospects of United Online or any of its subsidiaries, taken as a whole, that in United Online's reasonable judgment is or may reasonably be likely to be material and adverse to United Online or any of its subsidiaries or that otherwise materially impairs in any way the contemplated future conduct of the business of United Online or any of its subsidiaries;

  •
  any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the tender offer shall not have been obtained on terms satisfactory to United Online in its reasonable judgment; or

  •
  United Online reasonably determines that the completion of the tender offer and the purchase of the shares may:

  •
  cause the shares to be held of record by fewer than 300 persons, or

  •
  cause the shares to be delisted from The Nasdaq National Market or to be eligible for deregistration under the Exchange Act.

        The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any condition, and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the expiration date of the tender offer. Any determination by us concerning the events described above will be final and binding on all parties. All conditions must be satisfied or waived prior to the expiration of the tender offer.

6.     Price Range of Shares. (beginning on page 28 of the Original Offer to Purchase)

        (a)   Section 8 of the Original Offer to Purchase is hereby amended by replacing the first paragraph under the section heading beginning on page 28 and the chart on page 29 of the Original Offer to Purchase in their entirety with the following:

        Our common stock is listed and traded on The Nasdaq National Market under the trading symbol "UNTD." The following table sets forth, for the fiscal quarters indicated, the high and low reported sale prices of our common stock on The Nasdaq National Market. We have not paid any cash dividends on our common stock to date. Prices have been adjusted to reflect the 3-for-2 stock dividend that occurred on October 31, 2003.

	High	Low
2002
First Quarter	$5.83	$2.67
Second Quarter	8.47	5.12
Third Quarter	9.19	4.75
Fourth Quarter	11.69	6.01
2003
First Quarter	$12.77	$8.47
Second Quarter	18.57	11.41
Third Quarter	29.09	16.59
Fourth Quarter	24.10	15.71
2004
First Quarter	$20.97	$14.93
Second Quarter	20.75	15.76
Third Quarter	17.47	8.59
Fourth Quarter (through November 23, 2004)	11.35	9.10

        (b)   Section 8 of the Original Offer to Purchase is hereby amended and supplemented by deleting the last sentence of the first paragraph under the chart on page 29 of the Original Offer to Purchase and adding the following:

        On November 23, 2004, the last trading day prior to the announcement of the extension of the tender offer, the reported closing price of the shares on The Nasdaq National Market was $10.75 per share, which is higher than the maximum price in the tender offer.

        The maximum price of $10.50 at which we will purchase shares in the tender offer is below the highest price at which shares have traded during our current fiscal quarter ($11.35) and is significantly below the highest price at which shares have traded during our current fiscal year ($20.97). The minimum price of $9.00 per share at which we will purchase shares in the tender offer is below the lowest price at which shares have traded during our current fiscal quarter ($9.10). Stockholders are urged to obtain current market quotations for the shares before deciding whether and at what purchase price or purchase prices to tender their shares.

7.     Source and Amount of Funds. (page 30 of the Original Offer to Purchase)

        Section 9 of the Original Offer to Purchase is amended by replacing such section (except for the section heading) in its entirety with the following:

        Source and Amount of Funds.    Assuming we purchase 14,285,714 shares pursuant to the tender offer at the maximum purchase price of $10.50 per share, we expect approximately $154 million will be required to purchase such shares and to pay fees and expenses related to the tender offer. See Section 10 of the Offer to Purchase. We intend to obtain approximately $150 million of the approximately $154 million of funds required to purchase shares pursuant to the tender offer and to pay related fees and expenses through a term loan facility which we intend to enter into prior to expiration of the tender offer. See "Financing Arrangement"

below. The balance of the funds required to purchase shares in the tender offer and to pay related fees and expenses will be funded from excess cash on hand. If the funds required to purchase shares pursuant to the tender offer and to pay related fees and expenses do not exceed $20 million, then we intend to fund the tender offer solely with excess cash on hand and will not enter into the term loan facility. We are in the process of negotiating the terms of a term loan facility with prospective lenders. Accordingly, in addition to the other conditions described in the Offer to Purchase, the tender offer will be conditioned upon our having obtained financing on terms and conditions reasonably satisfactory to us, that, together with excess cash on hand, will be sufficient to purchase shares pursuant to the tender offer and to pay related fees and expenses. We do not currently have alternative financing plans. See Section 7 of the Offer to Purchase.

        Financing Arrangement.    The following is a summary of the material terms of the term loan facility under negotiation with Deutsche Bank Trust Company Americas and Deutsche Bank Securities Inc. The following summary may not contain all of the information about the term loan facility that is important to you; the terms of the term loan facility are subject to change and subject to the preparation, negotiation and completion of a definitive agreement for the term loan facility. The description of the term loan facility is qualified in its entirety by the terms of the definitive agreement related to the term loan facility, which definitive agreement will be filed as an exhibit to an amendment to the Issuer Tender Offer Statement on Schedule TO filed by the Company with the SEC. See "Section 10. Certain Information Concerning United Online—Where You Can Find More Information" for information on where you can inspect or obtain a copy of such amendment, and the exhibits thereto, when they are filed.

        United Online is in the process of negotiating with Deutsche Bank Trust Company Americas and Deutsche Bank Securities Inc. for a term loan facility of up to $150 million (with a minimum loan amount of $100 million). The proceeds of the term loan facility will be used to purchase shares pursuant to the tender offer and pay related fees and expenses and for general corporate purposes.

        The term loan facility is expected to mature in four years and amortize in an annual amount of $35 million in years one, two and three and $45 million in year four (in each case, payable in ratable quarterly installments and with proportionate reductions in amortization to the extent the funded amount of the term loan facility is less than $150 million). Interest on the loans outstanding under the term loan facility is expected to be payable, at United Online's option, at (a) a base rate equal to the higher of (i) the rate that Deutsche Bank Trust Company Americas announces from time to time as its prime lending rate, as in effect from time to time and (ii) 0.50% in excess of the overnight federal funds rate, plus a margin to be determined (currently expected to be between 2 and 3%), or (b) at a eurodollar rate generally equal to the London inter-bank offered rate for dollar deposits with a maturity comparable to a selected interest period, plus a margin to be determined (currently expected to be between 3 and 4%).

        Default interest will accrue on all overdue loans or other overdue amounts payable under the term loan facility at a rate of 2.00% per annum in excess of the rate applicable to such loan or other amount, payable on demand.

        The term loan facility will be secured by substantially all of the assets of United Online and its wholly owned domestic subsidiaries, except that not more than 65% of the outstanding voting stock of any non-US subsidiary shall be required to be pledged. The term loan facility will be unconditionally guaranteed by each of United Online's domestic subsidiaries.

        United Online will be permitted to make optional prepayments of loans under the term loan facility, in whole or in part (subject to a minimum prepayment amount), without premium or penalty, and subject to the reimbursement of lenders' customary breakage costs in the case of a prepayment of eurodollar borrowings on a day other than the last day of the applicable interest period for that borrowing. United Online is expected to be required to make prepayments of loans under the term loan facility (subject to certain exceptions) from excess cash flow (commencing in 2006 with respect to excess cash flow generated in the 2005 fiscal year), proceeds of asset sales, insurance recovery and condemnation events and the issuance of equity and debt.

        Borrowings under such term loan facility will be subject to customary conditions precedent including, among others:

  •
  the execution and delivery of definitive documentation for the term loan facility;

  •
  the term loan facility receiving and maintaining a rating of not less than B+ from Standard & Poor's Ratings Services and not less than B1 from Moody's Investor's Services, Inc.;

  •
  the absence of any outstanding preferred equity or indebtedness of United Online and its subsidiaries, except for indebtedness incurred pursuant to the term loan facility and certain existing indebtedness;

  •
  United Online shall have available at least (i) $25 million of unrestricted cash and cash equivalents and (ii) $50 million of additional excess cash on hand;

  •
  the accuracy in all material respects of all representations and warranties made in the definitive documentation for the term loan facility;

  •
  the absence of any material adverse change; and

  •
  the absence of any default under the term loan facility.

        The terms of the term loan facility will provide for customary representations and warranties and negative and affirmative covenants (including required delivery of financial statements and notices of material events, obligations to deliver collateral, interest rate hedging requirements, limitations on liens, limitations on indebtedness, limitations on investments, limitations on dividends (including limitations on stock repurchases in excess of an amount to be agreed upon), and financial covenants such as a minimum fixed charge coverage ratio, a maximum total leverage ratio, a maximum senior leverage ratio, limitations on capital expenditures and minimum liquidity of $25 million), and will also include customary events of default such as payment defaults, cross-defaults to other indebtedness, bankruptcy and insolvency, and a change in control.

        Deutsche Bank Trust Company Americas and Deutsche Bank Securities Inc. intend to syndicate the term loan facility to a group of financial institutions, in consultation with United Online, both concurrently with, and after consummation of, the tender offer.

        Any excess funds borrowed under the term loan facility that remain available following the consummation of the tender offer will be permitted to be used for general corporate purposes, provided, that not more than $100 million of such funds may be used for such purposes.

        United Online believes that cash generated from operations will be sufficient to repay the term loan facility in accordance with its terms.

8.     Certain Information Regarding United Online. (beginning on page 30 of the Original Offer to Purchase)

        a.    Classmates Acquisition.    Section 10 of the Original Offer to Purchase is amended by replacing the paragraph headed "Classmates Acquisition" on page 30 of the Original Offer to Purchase in its entirety with the following:

        Classmates Online Acquisition.    On November 17, 2004, United Online completed the acquisition of Classmates Online for approximately $100 million, net of cash acquired. Classmates Online operates Classmates.com, connecting millions of members through the U.S. and Canada with friends and acquaintances from school, work and the military. Classmates Online is a direct, wholly owned subsidiary of United Online. No amendments were made to the articles of incorporation or bylaws of United Online in connection with the Classmates Online acquisition. The condition to closing of the tender offer relating to the Classmates Online acquisition has been satisfied. The foregoing description of the Classmates Online acquisition is qualified in its entirety by reference to a copy of the Merger Agreement, a copy of which has been filed as an Exhibit to Form 8-K filed by United Online on November 4, 2004 with the SEC. Such Form 8-K also includes certain financial statements of Classmates Online. Such reports and exhibits may be obtained from the SEC in the manner provided below.

        b.    Unaudited Pro Forma Consolidated Financial Information. (beginning on page 31 of the Original Offer to Purchase)

        Section 10 of the Original Offer to Purchase is hereby amended by replacing the unaudited pro forma consolidated financial information, including the index thereto, on pages 31 through 43 of the Original Offer to Purchase in its entirety with the following:

UNITED ONLINE, INC.
INTRODUCTORY NOTE REGARDING THE UNAUDITED
PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

        The Company is offering to purchase up to 14,285,714 shares of its outstanding common stock and the associated preferred stock purchase rights. The Company will determine a single price per share, not greater than $10.50 nor less than $9.00 per share, that it will pay for the tendered shares. Assuming the Company purchases 14,285,714 shares at the completion of the tender offer for the maximum purchase price of $10.50 per share, we expect approximately $154 million will be required to purchase such shares and pay related fees and expenses. We intend to obtain approximately $150 million of the approximately $154 million through a term loan facility, which is currently being negotiated. The balance of the funds required to pay related fees and expenses will be funded from existing cash on hand. Based upon discussions to date, the Company believes an interest rate of LIBOR plus 3 1/2% (approximately 5.8% at November 23, 2004) with a term of four years is a reasonable estimate of the terms of the term loan facility.

        On November 17, 2004, the Company completed the acquisition of Classmates Online (see Note j in Notes to Unaudited Pro Forma Consolidated Financial Information). The purchase consideration for Classmates Online is allocated based on the estimated fair value of Classmates Online's net assets acquired and the excess of cost over the fair value of Classmates Online's net tangible assets acquired will be allocated to goodwill and identifiable intangible assets. Based on a preliminary analysis, identifiable, definite-lived intangible assets will be amortized on a straight-line basis over estimated lives ranging from 3.5 to 10 years. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 142, Goodwill and Other Intangible Assets, goodwill and indefinite-lived intangibles will not be amortized but will be reviewed for impairment on an annual basis and between annual tests if an event occurs or circumstances change such that an interim review is necessary. These allocations may change when the Company completes its final analysis of the fair values of Classmates Online's net assets. The impact of the allocation of purchase price to goodwill and other identifiable intangible assets could be material to the Company's future operating results.

        The unaudited pro forma consolidated balance sheet as of September 30, 2004 gives effect to a term loan facility, the tender offer and the acquisition of Classmates Online as if they had occurred on September 30, 2004 and combines the historical unaudited consolidated balance sheets of United Online and Classmates Online.

        The unaudited pro forma consolidated statements of operations for the year ended December 31, 2003 and the nine months ended September 30, 2004 give effect to a term loan facility, the tender offer and the acquisition of Classmates Online as if they had occurred on January 1, 2003. The unaudited pro forma consolidated statement of operations for the year ended December 31, 2003 was prepared based on the unaudited consolidated statement of operations for the six months ended June 30, 2003 for United Online, the audited consolidated statement of operations for the six months ended December 31, 2003 for United Online and the audited consolidated statement of operations for the year ended December 31, 2003 for Classmates Online. The unaudited pro forma consolidated statement of operations for the nine months ended September 30, 2004 was prepared based on the unaudited consolidated statements of operations for the nine months ended September 30, 2004 for United Online and Classmates Online.

        The unaudited pro forma consolidated financial information is based on estimates and assumptions set forth in the notes to these statements. These estimates and assumptions are preliminary and have been made solely for purposes of developing this pro forma information. Unaudited pro forma consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the consolidated financial position or results of operations of future periods or the results that actually would have been realized had these transactions occurred on the dates indicated above. This unaudited pro forma consolidated financial information is based upon the respective historical consolidated financial statements of United Online and Classmates Online and related notes to those statements and should be read in conjunction with those statements and the related notes. Certain reclassifications have been made to conform Classmates Online's historical financial statements to the presentation of United Online's historical financial statements.

UNITED ONLINE, INC.
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
AT SEPTEMBER 30, 2004
(in thousands, except per share amounts)

	United Online	Adjustments (Term Loan & Tender Offer)		Pro Forma Subtotal	Classmates Online	Adjustments (Acquisiton of Classmates Online)		Pro Forma
Assets
Current assets:
Cash and cash equivalents	$63,406	$150,000	(a)	$63,056	$27,782	$57,839	(h)	$23,224
		(150,000	)(b)			(125,453	)(j)
		(350	)(g)
Short-term investments	139,239			139,239	—	(57,839	)(h)	81,400
Accounts receivable, net	13,414			13,414	3,377			16,791
Restricted cash	—			—	225			225
Deferred tax assets, net	10,255			10,255	3,588	5,092	(j)	18,935
Other current assets	12,739	38	(g)	12,777	1,657			14,434

Total current assets	239,053	(312)		238,741	36,629	(120,361)		155,009

Property and equipment, net	18,763			18,763	10,319	5,800	(j)	34,882
Restricted cash	—			—	750			750
Deferred tax assets, net	917			917	—			917
Goodwill	17,029			17,029	112	58,490	(j)	75,631
Intangible assets, net	24,700			24,700	678	70,800	(j)	96,178
Other assets	800	2,800	(c)	3,912	243			4,155
		312	(g)

Total assets	$301,262	$2,800		$304,062	$48,731	$14,729		$367,522

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$38,762	$2,800	(c)	$43,062	$606	$1,721	(j)	$45,389
		1,500	(d)
Accrued liabilities	16,952			16,952	6,003			22,955
Deferred revenue	28,231			28,231	25,757			53,988
Deferred tax liabilities	—			—	376	4,745	(j)	5,121
Loan payable	—	35,000	(a)	35,000	—			35,000
Capital leases	—			—	848			848

Total current liabilities	83,945	39,300		123,245	33,590	6,466		163,301

Deferred revenue	—			—	671			671
Capital leases	—			—	759			759
Deferred tax liabilities	—			—	996	17,815	(j)	18,811
Loan payable	—	115,000	(a)	115,000	—			115,000
Other liabilities	1,189			1,189	283			1,472

Total liabilities	85,134	154,300		239,434	36,299	24,281		300,014

Stockholders' equity:
Preferred stock	—			—	18,566	(18,566	)(j)	—
Common stock	6	(1	)(b)	5	3,536	(3,536	)(j)	5
Additional paid-in capital	487,094	(149,999	)(b)	335,595	—	4,325	(j)	339,920
		(1,500	)(d)
Deferred stock-based compensation	(9,540)			(9,540)	(101)	101	(j)	(10,985)
						(1,445	)(j)
Accumulated other comprehensive income	335			335	—			335
Accumulated deficit	(261,767)			(261,767)	(9,569)	9,569	(j)	(261,767)

Total stockholders' equity	216,128	(151,500)		64,628	12,432	(9,552)		67,508

Total liabilities and stockholders' equity	$301,262	$2,800		$304,062	$48,731	$14,729		$367,522

Book value per share								$1.46

UNITED ONLINE, INC.
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2003
(in thousands, except per share amounts)

	United Online	Adjustments (Term Loan & Tender Offer)		Pro Forma Subtotal	Classmates Online	Adjustments (Acquisiton of Classmates Online)		Pro Forma
Revenues:
Billable services	$306,086			$306,086	$61,338			$367,424
Advertising and commerce	33,079			33,079	16,883	256	(o)	50,218
Other	—			—	256	(256	)(o)	—

Total revenues	339,165	—		339,165	78,477	—		417,642

Operating expenses:
Cost of billable services	92,785			92,785		33	(k)	98,207
						725	(m)
						2,173	(p)
						1,352	(r)
						619	(s)
						520	(t)
Cost of free services	9,659			9,659		108	(k)	20,345
						1,208	(m)
						5,084	(r)
						2,329	(s)
						1,957	(t)
Sales and marketing	120,619			120,619	36,298	423	(k)	151,851
						(2,196	)(p)
						(996	)(q)
						(2,647	)(s)
						350	(v)
Product development	21,881			21,881		358	(k)	27,798
						5,270	(s)
						289	(t)
General and administrative	29,087			29,087	21,371	163	(k)	41,726
						23	(p)
						996	(q)
						(6,436	)(r)
						(5,571	)(s)
						2,443	(t)
						(350	)(v)
Amortization of intangible assets	15,856			15,856		9,924	(l)	25,786
						6	(u)
Depreciation and amortization	—			—	5,215	(5,209	)(t)	—
						(6	)(u)
Restructuring charges	(215)			(215)	—			(215)

Total operating expenses	289,672	—		289,672	62,884	12,942		365,498

Operating income	49,493	—		49,493	15,593	(12,942)		52,144
Interest and other income, net	4,679			4,679	280	(2,726	)(i)	2,233
Interest expense	(43)	(700	)(e)	(8,473)	(153)			(8,626)
		(7,730	)(f)

Income before income taxes	54,129	(8,430)		45,699	15,720	(15,668)		45,751
Provision (benefit) for income taxes	(754)	(285	)(e)	(4,185)	5,224	(1,059	)(i)	(4,341)
		(3,146	)(f)			(172	)(k)
						(3,473	)(l)
						(676	)(m)

Net income	$54,883	$(4,999)		$49,884	$10,496	$(10,288)		$50,092

Net income per share—basic	$0.87			$1.02				$1.02

Net income per share—diluted	$0.80			$0.92				$0.92

Shares used to calculate basic net income per share	63,369	(14,286	)(b)	49,083		—		49,083

Shares used to calculate diluted net income per share	68,752	(14,286	)(b)	54,466		151	(n)	54,617

UNITED ONLINE, INC.
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
NINE MONTHS ENDED SEPTEMBER 30, 2004
(in thousands, except per share amounts)

	United Online	Adjustments (Term Loan & Tender Offer)		Pro Forma Subtotal	Classmates Online	Adjustments (Acquisiton of Classmates Online)		Pro Forma
Revenues:
Billable services	$302,291			$302,291	$41,063			$343,354
Advertising and commerce	26,706			26,706	13,205	170	(o)	40,081
Other				—	170	(170	)(o)	—

Total revenues	328,997	—		328,997	54,438	—		383,435

Operating expenses:
Cost of billable services	71,887			71,887		7	(k)	75,802
						563	(m)
						1,465	(p)
						810	(r)
						497	(s)
						573	(t)
Cost of free services	4,919			4,919		24	(k)	12,951
						937	(m)
						3,044	(r)
						1,870	(s)
						2,157	(t)
Sales and marketing	131,274			131,274	30,639	95	(k)	156,320
						(1,480	)(p)
						(739	)(q)
						(3,469	)(s)
Product development	19,456			19,456		80	(k)	26,268
						6,070	(s)
						662	(t)
General and administrative	28,252			28,252	15,227	36	(k)	36,960
						15	(p)
						739	(q)
						(3,854	)(r)
						(4,968	)(s)
						1,513	(t)
Amortization of intangible assets	12,752			12,752		7,443	(l)	20,200
						5	(u)
Depreciation and amortization				—	4,910	(4,905	)(t)	—
						(5	)(u)

Total operating expenses	268,540	—		268,540	50,776	9,185		328,501

Operating income	60,457	—		60,457	3,662	(9,185)		54,934
Interest and other income, net	3,290			3,290	238	(1,833	)(i)	1,695
Interest expense		(525	)(e)	(5,208)	(57)			(5,265)
		(4,683	)(f)

Income before income taxes	63,747	(5,208)		58,539	3,843	(11,018)		51,364
Provision for income taxes	26,456	(214	)(e)	24,336	1,616	(458	)(i)	21,873
		(1,906	)(f)			(44	)(k)
						(2,977	)(l)
						(600	)(m)

Net income	$37,291	$(3,088)		$34,203	$2,227	$(6,939)		$29,491

Net income per share—basic	$0.60			$0.72				$0.62

Net income per share—diluted	$0.56			$0.66				$0.57

Shares used to calculate basic net income per share	61,772	(14,286	)(b)	47,486		—		47,486

Shares used to calculate diluted net income per share	66,178	(14,286	)(b)	51,892		151	(n)	52,043

UNITED ONLINE, INC.
NOTES TO THE UNAUDITED PRO FORMA
CONSOLIDATED FINANCIAL INFORMATION

1.
ADJUSTMENTS TO THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION FOR THE TERM LOAN FACILITY AND TENDER OFFER

(a)
To adjust cash and loan payable balances for the $150 million term loan received in connection with the tender offer.

(b)
Repurchase 14,285,714 shares of the Company's common stock at $10.50 per share.

(c)
Estimated professional fees incurred for the term loan facility.

(d)
Estimated professional fees incurred for the tender offer.

(e)
To record the amortization on $2.8 million of debt issuance costs over the term of the loan and the related tax effect.

(f)
To record interest expense on the term loan and the related tax effect, based on an interest rate of LIBOR plus 3 1/2% and a term loan amount of $150 million with quarterly principal payments of $8.75 million in each of the first three years and $11.25 million in the fourth year.

(g)
To record the carrying amount of an interest rate cap related to a $150 million term loan facility.

2.
ADJUSTMENTS TO THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION FOR THE ACQUISITION OF CLASSMATES ONLINE, INC.

(h)
To reduce the Company's short-term investment portfolio to fund the acquisition of Classmates Online.

(i)
To reduce interest income due to the reduction in the Company's short-term investment balance and record the related tax effect.

(j)
Preliminary allocation of the purchase consideration to the fair value of the net assets acquired. The fair value of the Classmates Online unvested stock options assumed was determined based on the Black-Scholes option pricing model using a weighted average expected life of 5 years, 0% dividend yield, volatility of 99%, and a risk-free interest rate of 3%.

Purchase Consideration
Cash	$125,453
Fair value of stock options assumed	4,325
Intrinsic value of unvested stock options	(1,445)
Estimated acquisition costs	1,721

Total purchase consideration	$130,054

Description	Estimated Fair Value	Estimated Amortizable Life
Net assets acquired:
Cash	$27,782
Accounts receivable	3,377
Restricted cash	975
Deferred tax assets	8,680
Property and equipment	16,119
Other assets	2,690
Accounts payable and accrued liabilities	(6,609)
Deferred revenue	(26,428)
Deferred tax liabilities	(23,932)
Capital leases	(1,607)
Other liabilities	(283)

Total net assets acquired	764

Intangible assets acquired:
Trademark and trade name	20,200	indefinite
Advertising contracts	10,300	3.5 years
Gold members	19,700	4 years
Basic members	20,600	10 years

Total intangible assets acquired	70,800

Goodwill	58,490

Total purchase consideration	$130,054

    The estimated fair value of assets and liabilities are based, in part, on a preliminary valuation by a third party valuation specialist. The final allocation of the purchase consideration at closing may be different from the allocation based on this preliminary valuation.

    An adjustment of $5,092 has been made to deferred tax assets to reflect the tax benefit associated with the estimated payment at closing of approximately $14.5 million related to vested stock options of Classmates Online.

    An adjustment of $22,560 has been made to deferred tax liabilities to reflect the differences between the financial statement carrying amounts of amortizable intangible assets and property and equipment and their tax bases.

  (k)
  To record stock-based compensation and the related tax effect associated with the assumption of Classmates Online's unvested stock options.

  (l)
  To record amortization expense and the related income tax effect for the intangible assets acquired.

  (m)
  To record depreciation expense and the related income tax effect for the increase in fair value of property and equipment.

  (n)
  To adjust diluted weighted average shares outstanding for the stock options assumed.

  (o)
  To reclass Classmates Online's other revenue to conform to United Online's financial statement presentation.

  (p)
  To reclass Classmates Online's billing costs to conform to United Online's financial statement presentation.

  (q)
  To reclass Classmates Online's revenue tax to conform to United Online's financial statement presentation.

  (r)
  To reclass Classmates Online's data center costs to conform to United Online's financial statement presentation.

  (s)
  To reclass Classmates Online's personnel and overhead-related costs to United Online's financial statement presentation.

  (t)
  To reclass Classmates Online's depreciation to United Online's financial statement presentation.

  (u)
  To reclass Classmates Online's amortization to United Online's financial statement presentation.

  (v)
  To reclass Classmates Online's advertising expense to United Online's financial statement presentation.

C.
Where You Can Find More Information. (page 43 of the Original Offer to Purchase)

        Section 10 of the Original Offer to Purchase is hereby amended and supplemented by adding the following prior to the first line under the headings in the chart on page 43 of the Original Offer to Purchase:

        Current Report on Form 8-K             Filed on November 23, 2004

9.     Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares. (beginning on page 44 of the Original Offer to Purchase)

        Section 11 of the Original Offer to Purchase is hereby amended by replacing such section (except for the section heading) in its entirety with the following:

        Beneficial Ownership.    As of November 19, 2004, we had 61,029,191 issued and outstanding shares of common stock. As of that date, there were an aggregate of 14,863,645 shares of common stock available for issuance under our stock incentive plans (including 13,467,647 shares subject to currently outstanding options) and 1,788,365 shares available for issuance under our ESPP (as defined below). The 14,285,714 shares that we are offering to purchase pursuant to the tender offer represent approximately 23.4% of our shares outstanding on November 19, 2004.

        As of November 19, 2004, our directors and executive officers as a group (12 persons) beneficially owned 9,484,858 shares (which number includes 7,945,056 shares subject to options that are exercisable within 60 days after the date of this Supplement) or 13.8% of the total outstanding shares of our common stock plus the shares issuable upon the exercise of stock options held by our directors and executive officers that are exercisable within 60 days after the date of this Supplement. Our directors and executive officers have advised us that they will not tender any shares in the tender offer.

        On November 12, 2004, Mr. Frederic A. Randall, Jr., an executive vice president and the general counsel and secretary of United Online, exercised options to purchase 30,000 shares of our common stock at $1.227 per share and sold 30,000 shares of our common stock in open market transactions at prices ranging from $10.79 to $10.92 per share. On November 18, 2004, options to purchase 41,667 shares of our common stock held by Mr. Mark R. Goldston, Chairman, the Chief Executive Officer and President of United Online, were exercised at $1.227 per share, and 41,667 shares of our common stock owned by Mr. Goldston were sold in an open market transaction at a price of $10.90 per share pursuant to a trading plan established in August 2004. See "—10b5-1 Trading Plan". On November 19, 2004, Mr. Gerald Popek, an executive vice president and the chief technology officer of United Online, exercised options to purchase 40,000 shares of our common stock at $1.227 per share and sold 40,000 shares of our common stock in open market transactions at prices ranging from $10.58 to $10.97 per share.

        The following table sets forth, as to each director or executive officer and certain substantial stockholders, (i) the number of shares beneficially owned as of November 19, 2004; (ii) the percentage beneficially owned as of November 19, 2004; and (iii) assuming we purchase 14,285,714 shares of common stock in the tender offer, and none of the directors and executive officers purchases or sells any of our common stock prior to the completion of the tender offer, the percentage beneficially owned after completion of the tender offer.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percentage Beneficial Ownership (1)	Percentage Beneficial Ownership (2)
Directors and Executive Officers:
Mark R. Goldston (3)	4,856,371	7.5%	9.6%
Jon O. Fetveit (4)	614,106	1.0%	1.3%
Charles S. Hilliard (5)	1,028,156	1.7%	2.2%
Gerald J. Popek (6)	536,037	*	1.1%
Frederic A. Randall, Jr. (7)	891,264	1.4%	1.9%
Robert J. Taragan (8)	274,374	*	*
Brian Woods (9)	872,178	1.4%	1.8%
James T. Armstrong (10)	73,438	*	*
Robert Berglass (11)	96,000	*	*
Kenneth L. Coleman (12)	79,800	*	*
Dennis Holt (13)	80,334	*	*
Carol A. Scott (14)	82,800	*	*
All directors and executive officers as a group (12 persons) (15)	9,484,858	13.8%	17.3%
5% Stockholders Not Listed Above:
FMR Corp. (16)	3,958,430	6.5%	8.5%

*
Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)
Based on 61,029,191 shares of common stock outstanding on November 19, 2004. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options and warrants that are immediately exercisable, or will become exercisable within 60 days of November 19, 2004, are deemed outstanding for computing the percentage of the person or entity holding such securities but are not outstanding for computing the percentage of any other person or entity. Except as indicated by footnote, and subject to the community property laws where applicable, to our knowledge the persons named in the table above have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. Unless otherwise indicated, the address for each person is our address at 21301 Burbank Boulevard, Woodland Hills, California 91367.

(2)
Assumes 46,743,477 shares of common stock are outstanding at the consummation of the tender offer. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options and warrants that are immediately exercisable, or will become exercisable within 60 days of November 19, 2004, are deemed outstanding for computing the percentage of the person or entity holding such securities but are not outstanding for computing the percentage of any other person or entity. Except as indicated by footnote, and subject to the community property laws where applicable, to our knowledge the persons named in the table above have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. Unless otherwise indicated, the address for each person is our address at 21301 Burbank Boulevard, Woodland Hills, California 91367.

(3)
Includes (i) 608,581 shares owned by the Mark and Nancy Jane Goldston Family Trust dated November 8, 1997, over which Mr. Goldston exercises voting power, as trustee; (ii) 250,000 shares owned by Mr. Goldston that are subject to repurchase by the Company at the purchase price of $.0001 per share if Mr. Goldston voluntarily leaves the Company prior to January 27, 2008; and (iii) 3,997,790 shares subject to options that are immediately exercisable. These numbers do not reflect any transactions pursuant to Mr. Goldston's 10b5-1 plan described below.

(4)
Includes (i) 69,513 shares owned by Mr. Fetveit; and (ii) 544,593 shares subject to options that are immediately exercisable.

(5)
Includes (i) 10,344 shares owned by Mr. Hilliard; (ii) 125,000 shares owned by Mr. Hilliard that are subject to repurchase by the Company at the purchase price of $.0001 per share if Mr. Hilliard voluntarily leaves the Company prior to January 27, 2008; and (iii) 892,812 shares subject to options that are immediately exercisable.

(6)
Includes (i) 25,780 shares owned by Mr. Popek; and (ii) 510,257 shares subject to options that are immediately exercisable.

(7)
Includes (i) 189,287 shares owned by Mr. Randall; (ii) 100,000 shares owned by Mr. Randall that are subject to repurchase by the Company at the purchase price of $.0001 per share if Mr. Randall voluntarily leaves the Company prior to January 27, 2008; and (iii) 601,977 shares subject to options that are immediately exercisable.

(8)
Includes 274,374 shares subject to options held by Mr. Taragan that are immediately exercisable.

(9)
Includes (i) 37,593 shares owned by Mr. Woods; (ii) 100,000 shares owned by Mr. Woods that are subject to repurchase by the Company at the purchase price of $.0001 per share if Mr. Woods voluntarily leaves the Company prior to January 27, 2008; and (iii) 734,585 shares subject to options that are immediately exercisable.

(10)
Includes (i) 20,104 shares owned by Mr. Armstrong; and (ii) 53,334 shares subject to options that are immediately exercisable.

(11)
Includes (i) 3,000 shares owned by Mr. Berglass; and (ii) 93,000 shares subject to options that are immediately exercisable.

(12)
Includes (i) 300 shares owned by Mr. Coleman; and (ii) 79,500 shares subject to options that are immediately exercisable.

(13)
Includes 80,334 shares subject to options held by Mr. Holt that are immediately exercisable.

(14)
Includes (i) 300 shares owned by Ms. Scott; and (ii) 82,500 shares subject to options that are immediately exercisable.

(15)
Includes (i) 964,802 shares owned by officers and directors; (ii) 575,000 shares that are subject to repurchase by the Company at the purchase price of $.0001 per share if certain officers voluntarily leave the Company prior to January 27, 2008 and (iii) 7,945,056 shares of our common stock subject to options that are immediately exercisable.

(16)
This information is derived solely from the Schedule 13G filed with the SEC by FMR Corp. on September 10, 2004. The address for FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

        Agreements, Arrangements or Understandings.    Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, neither we nor any of our directors, our executive officers, or our affiliates or our subsidiaries nor, to the best of our knowledge, any of our subsidiaries' directors or executive officers, or any associates or subsidiaries of any of the foregoing, has effected any transactions involving our shares of common stock during the 60 days prior to November 19, 2004, except as described in this Section 11.

        10b5-1 Trading Plan:    In August 2004, Mark R. Goldston, the Company's Chairman, Chief Executive Officer and President, entered into a trading plan to sell an aggregate of 500,000 shares of the Company's common stock during a period commencing in November 2004 and ending in April 2005. A portion of the 500,000 shares will be sold ratably at market prices twice each month during such period. The shares to be sold will be issued pursuant to the exercise of stock options held by Mr. Goldston. Mr. Goldston does not have any control over the timing of the sales under the plan. On November 18, 2004, options to purchase 41,667 shares of our common stock held by Mr. Goldston were exercised at $1.227 per share, and

41,667 shares of our common stock owned by Mr. Goldston were sold in an open market transaction at a price of $10.90 per share pursuant to such trading plan.

        Mr. Goldston's trading plan is intended to comply with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, and complies with the Company's insider trading policy.

        Stock Incentive Plans & Equity Awards.    We currently have two stock incentive plans pursuant to which equity awards are granted and issued, the 2001 Stock Incentive Plan (the "SIP") and the 2001 Supplemental Stock Incentive Plan (the "SSIP" and, together with the SIP, the "stock incentive plans"). The SIP is a shareholder-approved plan under which nonstatutory and incentive stock options, as well as direct stock issuances, may be granted to our employees, officers, directors and consultants. An aggregate of approximately 17.9 million shares have been reserved for issuance under the SIP, of which approximately 566,000 shares were available for issuance and approximately 10.7 million shares were subject to outstanding options at November 19, 2004. The SSIP is a non-shareholder approved plan under which nonstatutory stock option grants or direct stock issuances may be made to our employees who are neither officers nor Board members at the time of the option grant or direct issuance. An aggregate of approximately 4.2 million shares have been reserved for issuance under the SSIP, of which approximately 67,000 shares were available for issuance and approximately 2.2 million shares were subject to outstanding options at November 19, 2004.

        Options granted to employees under the stock incentive plans generally vest over a three or four-year period. Options granted to directors generally vest over a nine-month to three-year period, either monthly or annually. Option grants expire after ten years unless cancelled earlier due to termination of employment or Board service. Certain grants are immediately exercisable for unvested shares of common stock, with the unvested portion of the shares remaining subject to repurchase by us at the exercise price until the vesting period is complete. We had 575,000 unvested shares of common stock issued and outstanding under the stock incentive plans at November 19, 2004, which were subject to repurchase by us at a price of $.0001 per share until January 27, 2008.

        In connection with the Classmates Online acquisition, we assumed Classmates Online's stock incentive plans. Under such plans, approximately 1.3 million shares of our common stock are reserved for issuance, of which approximately 540,000 shares are subject to outstanding options.

        Employee Stock Purchase Plan:    We have a 2001 Employee Stock Purchase Plan (as amended, the "ESPP"), which expires in the year 2011, and under which an aggregate of approximately 3.9 million shares of our common stock have been authorized and reserved for issuance. At November 19, 2004, 1,788,365 shares remained available for issuance under the ESPP. Under the ESPP, each eligible employee may authorize payroll deductions of up to 15% of their compensation to purchase shares of common stock on two "purchase dates" each year at a purchase price per share equal to 85% of the lower of (i) the closing selling price per share of common stock on the employee's entry date into the two-year offering period in which the purchase date occurs or (ii) the closing selling price per share on the purchase date. Each offering period has a twenty-four month duration and purchase intervals of six months.

        Messrs. Hilliard, Randall and Woods purchased an aggregate of approximately 2,000 shares under the ESPP on October 29, 2004.

        The SIP, the ESPP and the SSIP each contain a provision whereby the share reserve under the plan will automatically increase on the first business day of January each year that the plan remains in existence. The increase for each plan will be limited to the lesser of a specified amount or a percentage of our outstanding common stock as of the last business day of the calendar year immediately preceding the increase. The SIP will be increased each year by the lesser of 4.0% of the outstanding common stock and 1,950,000 shares; the SSIP will be increased each year by the lesser of 0.5% of the outstanding common stock and 214,200 shares; and the ESPP will be increased each year by the lesser of 1.5% of the outstanding common stock and 975,000 shares.

        Except as otherwise described in this Offer to Purchase or as described in our most recent proxy statement, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship, whether or not legally enforceable, with any other person, relating, directly or indirectly, to the tender offer or with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements (other than pledges for loans), puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

        Neither we nor any member of our Board of Directors nor the Dealer Manager has authorized any person to make any recommendation on our or their behalf as to whether you should tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares in the tender offer. You should rely only on the information contained in this Supplement, the Original Offer to Purchase and the Amended Letter of Transmittal or to which we have referred you. We have not authorized any person to give any information or to make any representation in connection with the tender offer other than those contained in this Supplement and the Original Offer to Purchase or in the related Amended Letter of Transmittal. If anyone makes any recommendation or representation to you or gives you any information in connection with the tender offer, you must not rely on that recommendation, representation or information as having been authorized by us, any member of our Board of Directors, or the Dealer Manager.

UNITED ONLINE, INC.

Dated: November 24, 2004

        The Amended Letter of Transmittal and certificates for shares and any other required documents should be sent or delivered by each stockholder or the stockholder's broker, dealer, commercial bank, trust company or nominee to the Depositary at one of its addresses set forth below. To confirm delivery of shares, stockholders are directed to contact the Depositary.

The Depositary for the Tender Offer is:

U.S. Stock Transfer Corporation

By Hand Delivery: U.S. Stock Transfer Corporation attn: Reorganization Department 1745 Gardena Avenue Glendale CA 91204-2991	By Overnight Delivery: U.S. Stock Transfer Corporation attn: Reorganization Department 1745 Gardena Avenue Glendale CA 91204-2991	By Mail: U.S. Stock Transfer Corporation attn: Reorganization Department 1745 Gardena Avenue Glendale CA 91204-2991
Facsimile Transmission: (818) 502-0674
Confirm Receipt of Facsimile by Telephone: (818) 502-1404

        Any questions or requests for assistance, including requests for additional copies of this Supplement, the Original Offer to Purchase, the Amended Letter of Transmittal, the Amended Notice of Guaranteed Delivery or related documents, may be directed to the Dealer Manager at its telephone number and address set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the tender offer.

The Dealer Manager for the Tender Offer is:

Deutsche Bank Securities Inc.

60 Wall Street
New York, NY 10005

(800) 735-7777

QuickLinks

IMPORTANT
Table of Contents
SUMMARY
INTRODUCTION
THE TENDER OFFER
UNITED ONLINE, INC. INTRODUCTORY NOTE REGARDING THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
UNITED ONLINE, INC. UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET AT SEPTEMBER 30, 2004 (in thousands, except per share amounts)
UNITED ONLINE, INC. UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS YEAR ENDED DECEMBER 31, 2003 (in thousands, except per share amounts)
UNITED ONLINE, INC. UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS NINE MONTHS ENDED SEPTEMBER 30, 2004 (in thousands, except per share amounts)
UNITED ONLINE, INC. NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION